Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Accenture Ltd:
We consent to the use of our report dated October 13, 2004, with respect to the consolidated balance sheets of Accenture Ltd as of August 31, 2004 and 2003 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended August 31, 2004, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG LLP
Chicago, Illinois
August 3, 2005